SUBSIDIARIES OF THE REGISTRANT


                                   STATE OR
                                 JURISDICTION           NAME UNDER WHICH
             NAME              OF INCORPORATION      SUBSIDIARY DOES BUSINESS
------------------------------ ---------------- -------------------------------
Regalite Plastics Corporation    Massachusetts  Regalite Plastics Corporation

O'Sullivan Plastics Corporation  Nevada         O'Sullivan Plastics Corporation

O'Sullivan Engineering, Inc.     Michigan       O'Sullivan Engineering, Inc.

Melnor Inc.                      Virginia       Melnor Inc.













































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